Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Olga Guyette, Director-Investor Relations (781) 356-9763 olga.guyette@haemonetics.com	Media Contact: Carla Burigatto, VP-Global Communications (781) 348-7263 carla.burigatto@haemonetics.com

HAEMONETICS ANNOUNCES 2020 ANNUAL MEETING OF SHAREHOLDERS WILL BE CONDUCTED IN VIRTUAL FORMAT

BOSTON, MA, June 30, 2020 - Haemonetics Corporation (NYSE: HAE), a global medical technology company focused on delivering innovative hematology solutions to drive better patient outcomes, today announced that its 2020 Annual Meeting of Shareholders (the “Annual Meeting”) will be held exclusively in a virtual meeting format at the previously announced date and time of July 21, 2020, at  8 a.m. Eastern Time, in light of the public health impact of the coronavirus pandemic (COVID-19) and to support the health and well-being of the Company’s shareholders, employees and directors.
The Annual Meeting will be hosted via live audio webcast at http://www.meetingcenter.io/222479711. As described in the proxy materials for the Annual Meeting previously distributed, only shareholders of record at the close of business on May 22, 2020 are entitled to participate in the Annual Meeting. Shareholders of record will be admitted to the virtual Annual Meeting by entering the 15-digit control number found on their shareholder meeting notice or proxy card previously received from Computershare, along with the password: HAE2020. Shareholders who do not have their control number may contact Computershare Shareholder Services at 1-800-368-5948.
Shareholders who own in “street name” through a bank, broker or other intermediary will need to register in advance of the Annual Meeting by submitting to Computershare proof of their legal proxy reflecting their Company holdings along with the shareholder’s name and email address. Such shareholders can obtain a legal proxy by contacting the bank, broker or other intermediary that holds their shares. All requests must be submitted to Computershare no later than 5 p.m. Eastern Time on July 16, 2020, either by email at legalproxy@computershare.com or by mail to Computershare, Haemonetics Legal Proxy, 462 S 4th Street, Louisville, KY 40202.
The Company encourages eligible shareholders to vote on the proposals prior to the Annual Meeting using the instructions provided in the proxy statement previously distributed. The proxy card included with the proxy materials previously distributed may continue to be used to vote shares in connection with the Annual Meeting.

The Company has also filed additional proxy materials with the Securities and Exchange Commission for a Notice of Change of Location of the Annual Meeting that contain information regarding, among other things, how shareholders can vote and ask questions during the Annual Meeting. A copy of these materials are also available on the Company’s Investor Relations website.
About Haemonetics
Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing a suite of innovative hematology products and solutions for customers, to help them improve patient care and reduce the cost of healthcare. Our technology addresses important medical markets: blood and plasma component collection, the surgical suite and hospital transfusion services. To learn more about Haemonetics, visit www.haemonetics.com.